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400 Somerset St., New Brunswick, NJ 08901
732.342.7600

MAGYAR BANCORP ANNOUNCES FIRST QUARTER EARNINGS

New Brunswick, New Jersey, January 23, 2008 –Magyar Bancorp (NASDAQ: MGYR), parent company of Magyar Bank, reported today net income of $142,000 for the three months ended December 31, 2007, compared to net income of $272,000 for the three months ended December 31, 2006.

The Company reported basic and diluted earnings per share of $0.02for the three months ended December 31, 2007and $0.05 for the three months ended December 31, 2006. The Company’s book value per share increased to $8.51 at December 31, 2007 from $8.20 at December 31, 2006.

Net income decreased $130,000 during the three months ended December 31, 2007 compared with the prior year period due to higher operating costs associated with the opening of a new branch location in February 2007, the cumulative effect of a flattened interest rate yield curve, which decreased the Bank’s interest rate spread and margin, and an increase in non-performing loan expenses during the current period.

Total assets increased $14.6million, or 3.1%, during the three months ended December 31, 2007. Loans, net of allowance for loan losses,increased $9.2million to $390.8million. Loan growth occurred primarily in construction loans, which increased $7.0 million, or 7.2%, and in commercial business loans, which increased $4.8 million, or 17.9%. Investment securities increased $5.8million to $51.3 million during the quarter.  The Company does not hold any preferred stock of either Fannie Mae or Freddie Mac in its investment securities portfolio.

Total deposits decreased$4.6million to $364.2million while borrowings increased $17.4million to $67.4million during the three months ended December 31, 2007.  Time deposits decreased $6.9 million to $193.6 million while money market, interest-bearing checking and non-interest bearing checking balances increased $2.2 million, $834,000, and $761,000, respectively, reflecting the Company’s efforts to increase its lower-cost core deposits.

Net interest and dividend income for the three months ended December 31, 2007 increased $153,000 to $3.6 million from $3.4 million for the three months ended December 31, 2006. The Bank’s interest rate spread and margin decreased to 2.94% and 3.24%, respectively, for the three-month period ended December 31, 2007 from3.04% and 3.37% for the three months ended December 31, 2006. The decrease in spread and margin was attributable to the flattened interest rate yield curve during the past twelve months. While the yield on interest-earning assets increased 2 basis points to 6.94% for the three months ended December 31, 2007 from 6.92% for the prior year period, the cost of interest-bearing liabilities increased 12 basis points to 4.00% from 3.88% during the same periods.

Non-performing loans totaled $7.6 million at December 31, 2007, compared with $8.0million at December 31, 2006. The largest balance of non-performing loans during both periods was represented by a $4.2 million loan made by the Bank to Solomon Dwek, whose real estate holdings were forced into bankruptcy in

February 2007. This loan remained in non-performing status at December 31, 2007 pending action from the bankruptcy court, which is expected to approve the completion of the transfer of the property to the Bank during the quarter ended March 31, 2008. On December 31, 2007, the Bank received full repayment of a $745,000 loan made to Solomon Dwek. The repayment included interest in the amount of $57,000 and fees totaling $23,000.

The non-performing loans during both three month periods also included a $1.9 million loan secured by a catering facility. The Bank is in the process of foreclosure on the property securing the loan; the foreclosure is expected to occur during the quarter ended March 31, 2008.

Other real estate owned decreased $958,000 during the quarter to $1.3 million at December 31, 2007. The third of the original four Kara Homes, LLC properties was sold on November 29, 2007, resulting in a $50,000 loss on the sale. At December 31, 2007, the Bank held one lot from the third property located in Stafford Township, NJ and all nine substantially vacant lots from the fourth property located in Little Egg Harbor, NJ.

At December 31, 2007, no 1-4 family residential mortgage loans were considered non-performing. The Bank has not and does not intend to originate or purchase sub-prime loans or option-ARM loans.

The Company completed its first stock repurchase of 130,927 shares during the quarter ended December 31, 2007. On November 16, 2007, the Company’s Board of Directors approved a second stock repurchase plan that allows for the repurchase of an additional 5% of its outstanding shares (excluding shares held by Magyar Bancorp, MHC, the Company’s mutual holding company), or up to 129,924 shares. The Company repurchased 1,500 shares pursuant to the second stock repurchase plan at December 31, 2007, reducing outstanding shares to 5,791,315.

About Magyar Bancorp
Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jerseyfor over 85years with a complete line of financial products and services.  Today, Magyar operates five branch locations throughout Middlesex and Somerset Countiesincluding New Brunswick (2), North Brunswick, South Brunswickand Branchburg. Please visit usonline at www.magbank.com.

Forward Looking Statements
This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms.  Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank to Solomon Dwek and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY
Selected Financial Data
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended
	December 31,
	2007	2006
	(Unaudited)
Income Statement Data:
Interest and dividend income	$7,615	$7,001
Interest expense	4,049	3,588
Net interest and dividend income	3,566	3,413
Provision for loan losses	223	167
Net interest and dividend income after
provision for loan losses	3,343	3,246
Non-interest income	340	333
Non-interest expense	3,521	3,205
Income before income tax	162	374
Income tax expense	20	102
Net income	$142	$272

Per Share Data:
Basic earnings per share	$0.02	$0.05
Diluted earnings per share	$0.02	n/a
Book value per share	$8.51	$8.20

Selected Ratios:
Return on average assets	0.12%	0.24%
Return on average equity	1.16%	2.24%
Net interest margin	3.24%	3.37%

	At or For the Period Ended
	December 31, 2007	September 30, 2007
	(Unaudited)
Balance Sheet Data:
Assets	$487,744	$473,177
Loans receivable	394,820	385,368
Allowance for loan losses	3,990	3,754
Investment securities - available for sale, at fair value	34,267	27,373
Investment securities - held to maturity, at cost	17,030	18,116
Deposits	364,188	368,777
Borrowings	67,411	49,985
Shareholders' Equity	49,308	48,193

Asset Quality Data:
Non-performing loans	$7,558	$8,033
REO property	1,280	2,238
Allowance for loan losses to total loans receivable	1.01%	0.97%
Non-performing loans to total loans receivable	1.91%	2.08%
Allowance for loan losses to non-performing loans	52.79%	46.73%